TANKNOLOGY ENVIRONMENTAL, INC. AND SUBSIDIARIES



                                   EXHIBIT 28

                                  Press Release

For Immediate Release:


             "TANKNOLOGY COMPLETES SALE OF TANK TESTING BUSINESSES"


     Houston, Texas (October 25, 1996)--Tanknology Environmental,  Inc. (NASDAQ:
"TANK")  today   announced  that  it  has  completed  the  sale  of  its  three subsidiaries involved in underground storage tank services to NDE Environmen tal, Inc. The sale price consisted of a cash payment of approximately $12 million.

     "This sale allows Tanknology to monetize its investment in the tank testing business," stated Donald R. Campbell, President. "After the sale, the company has cash and marketable securities of approximately $30 million ($2.11 per share) and shareholder's equity in excess of $41 million ($2.90 per share)," continued Mr. Campbell.

     Tanknology's continuing operations consist of Energy Recovery Resources, a wastewater and waste oil treatment company located in Charlotte, North Carolina. The Company also owns Engineered Systems, Inc., ("ESI") a provider of fuel system products based in Tempe, Arizona. The Company treats its investment in ESI as a discontinued operation.

     Tanknology Environmental, Inc. is headquartered in Houston, Texas, and its shares are traded on NASDAQ'S National Market System under the ticker symbol "TANK."